EXHIBIT 10.2

PRIVATE AND

CONFIDENTIAL

Date:     ___________, 2013

To:        [Name]

[Job Title]

From:    Alice A. Cobb

            Senior Vice President, Human Resources and IT

Re:        2013 RESTRICTED STOCK UNIT AWARD

The Board of Directors authorized your participation in the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan (the "Plan") for 2013.  This document provides a brief summary of your rights under the Plan and the terms and conditions of this grant of Restricted Stock Units.  It is important that you sign page 4 of this agreement, return the original to Compensation, and retain a copy for your files.

The Plan provides complete details of your rights under the Plan, as well as all of the conditions and limitations affecting such rights.  If there is any inconsistency between the terms of this summary and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this summary.  Unless otherwise defined herein, capitalized terms shall have the same meaning as their definitions in the Plan.

The Board of Directors specifically designates Officers and Executives that are eligible to participate in the Plan.  Officers, Executives, and other selected employees are considered “insiders” and their ability to purchase and sell NVE shares will be subject to insider trading and reporting rules of the SEC.  The Restricted Stock Units granted to you under the Plan are nontransferable, other than by will or by the laws of descent and distribution.

Overview of Your Restricted Stock Units

1.    Number of Restricted Stock Units Granted:  _____

2.    Date of Grant:   [Grant Date]

3.    Length of Vesting Period:   The vesting period began on January 1, 2013 and is scheduled to end on December 31, 2015 (the “Vesting Period”).

4.    Pay-out of Restricted Stock Units:  Subject to the terms of the Plan, you will receive a pay-out of the aggregate value of your earned Restricted Stock Units within 70 days following the end of the Vesting Period provided that an Earnings Per Share (EPS) threshold of $_____ is achieved by December 31, 2013 and certified by the Compensation Committee of the Board (the “Performance Goal”).  In determination of performance, the Board will consider adjustments for gains and losses on the sale of assets, out-of-period items, reserve adjustments, and unusual and/or non-recurring items of gain or loss.  The pay-out of your Restricted Stock Units will be made in the form of shares, minus shares withheld to pay applicable taxes.   Shares withheld to pay applicable taxes will be calculated at the minimum rate to cover required taxes.

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5.    Payment of Dividends:  The Company shall credit the Restricted Stock Units to a bookkeeping account (the “Account”) maintained by the Company for your benefit.  Upon the occurrence of an event set forth in Section 9A.1 of the Plan, the number of Restricted Stock Units credited to the Account shall be equitably and appropriately adjusted as provided in that Section.

On each date that cash dividends are paid on shares of Company common stock, the Company will credit the Account with a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Account on the record date for such dividend and the per share amount of such dividend by (ii) the Fair Market Value of one share of common stock on the date such dividend is paid by the Company to shareholders.  The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

6.    Termination of Employment:

a.     By Death, Disability, or Retirement:  In the event your employment is terminated by reason of death, Disability, or Retirement, you or your designated beneficiary will receive a prorated pay-out of the Restricted Stock Units.  The amount of pay-out shall be determined based on the length of time you were actively employed during the Vesting Period.  Payout of your prorated Restricted Stock Units shall be made within 60 days of death or Disability.  In the event your employment is terminated by reason of Retirement, then you shall be entitled to the prorated pay-out of the Restricted Stock Units at the same time as other participants who remained employed through the end of the Vesting Period, provided the Performance Goal was already achieved and subject to Section 9 hereof.  For purposes of this Award, Disability means that you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (ii) are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (iii) have been determined to be totally disabled by the Social Security Administration.  For purposes of this Award, Retirement means a Separation from Service (as defined in Section 409A of the Code) with the Company and its Subsidiaries after (i) attainment of age 55 with 10 years of service; (ii) attainment of age 60 with 5 years of service; or (iii) attainment of age 59½ for individuals who participate in the NV Energy 401(k) Plan. For purposes of determining whether you have “Retired,” service shall be measured by completed calendar months of employment.

b.   For Other Reasons:  In the event your employment is terminated for any other reason, your Restricted Stock Units shall be forfeited to the Company, unless otherwise directed by the Committee.

7.    Confidentiality.   By signing this document, you agree that the existence and all terms of this award are confidential and may not be disclosed by you to any third parties (including coworkers), except that you may disclose this award to your immediate family members, your financial, tax and legal advisors, or as may be required by law or by any compulsory judicial or administrative process.

8.    Change in Control:    In the event the Restricted Stock Units are assumed by an acquiring company as part of a corporate reorganization, the performance target set forth in Section 4 hereof shall be deemed satisfied at 100% and the payment of the Restricted Stock Units shall only be subject to the continued employment of the Participant through the Vesting Period (or termination under section 6(a)).  In addition, the terms of the Company’s change-in-control policy, as it may be adopted from time to time, shall apply.  If the Restricted Stock Units are not assumed, they shall be paid out at

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100% immediately before the consummation of any transaction in which the Company is not the surviving Company.

9.    Section 409A:  It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award shall be construed and interpreted consistent with that intent. Notwithstanding any provision to the contrary in this Award, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Award that becomes payable by reason of a Participant’s termination of employment with the Company will be made to such Participant unless such Participant’s termination of employment constitutes a “separation from service” (as such term is defined in Section 409A of the Code). For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a Participant is a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Award would otherwise be subject to taxation pursuant to Section 409A of the Code, such Participant shall not be entitled to any payments upon a termination of his or her employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” (within the meaning of Section 409A of the Code) or (ii) the date of such Participant’s death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to such Participant in a lump sum as soon as practicable, but in no event later than ten (10) days (or if the payment is being made following the Participant’s death, no later than sixty (60) days following the date of death), following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein.

10.  Clawback.  This Award and any resulting payment or shares is subject to set-off, recoupment, or other recovery or "claw back" as required by applicable law or by any Company policy on the claw back of compensation, as amended from time to time.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

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         Please acknowledge your receipt of this document by signing the following representation:

Executive Long-Term Incentive Plan

2013 Restricted Stock Units

Date of Grant: __________

Acknowledgement of Participation

By signing a copy of this Award Agreement and returning it to the Compensation Department (MS 07), I acknowledge that I have read the Plan and that I fully understand all of my rights under the Plan and this Award Agreement and summary, as well as all of the terms and conditions which may limit my eligibility to receive a pay-out with respect to the Restricted Stock Units granted under the Plan.  Without limiting the generality of the preceding sentence, I understand that my right to receive a pay-out with respect to the Restricted Stock Units granted to me under the Plan is conditioned upon my continued employment with the Company, that the Plan can be terminated at any time and that the Board reserves the right, at its sole discretion, to determine whether there shall be awards and the amounts thereof under the Plan, and that its discretion need not be exercised uniformly or consistently.

                                                                                    By

                                                                                            [Name]

                                                                                    Date__________________

Please refer any questions you may have regarding your Restricted Stock Units to _______________ at _____________.